As filed with the Securities and Exchange Commission on June 12, 2019

Registration Nos. 333-170194

333-185718

333-207568

333-230412

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-170194

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-185718

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-207568

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-230412

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE KEYW HOLDING CORPORATION

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	27-1594952 (I.R.S. Employer Identification No.)

7740 Milestone Parkway, Suite 400 Hanover, MD (Address of Principal Executive Offices)	21076 (Zip Code)

The KEYW Holding Corporation 2008 Stock Incentive Plan

The KEYW Holding Corporation 2009 Stock Incentive Plan

The KEYW Holding Corporation 2010 Employee Stock Purchase Plan

The KEYW Holding Corporation Non-Plan Stock Option Awards

The KEYW Holding Corporation 2013 Stock Incentive Plan

(Full titles of plans)

Philip Luci, Jr.

Executive Vice President & General Counsel

The KeyW Holding Corporation

7740 Milestone Parkway, Suite 400

Hanover, MD 21076

443-733-1600

(Name and address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Frederick S. Green Eoghan P. Keenan Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153 (212) 310-8000	Christopher Ewan Amber Meek Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, New York 10004	Jonathan F. Wolcott, Esq. Holland & Knight LLP 1650 Tysons Boulevard, Suite 1700 Tysons, VA 22102 (703) 720-8600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) are being filed by The KeyW Holding Corporation, a Maryland corporation (the “Registrant”), to withdraw and remove from registration all shares of the Registrant’s common stock, $0.001 par value per share (the “Shares”), remaining unissued and unsold under the following Registration Statements on Form S-8, in each case as amended by any post-effective amendments thereto (each, a “Registration Statement”, and collectively, the “Registration Statements”) filed by the Registrant with the Securities and Exchange Commission (the “SEC”):

•                  Registration Statement No. 333-170194, filed on October 28, 2010, registering the offer and sale of (i) 616,000 Shares issuable pursuant to The KEYW Holding Corporation 2008 Stock Incentive Plan, (ii) 559,375 Shares issuable pursuant to The KEYW Holding Corporation 2009 Stock Incentive Plan, (iii) 2,500,000 Shares issuable pursuant to The KEYW Holding Corporation 2010 Employee Stock Purchase Plan, (iv) 2,500,000 additional Shares issuable pursuant to The KEYW Holding Corporation 2009 Stock Incentive Plan and (v) 195,000 Shares issuable pursuant The KEYW Holding Corporation Non-Plan Stock Option Awards;

•                  Registration Statement No. 333-185718, filed on December 27, 2012, registering the offer and sale of 2,000,000 Shares issuable pursuant to The KEYW Holding Corporation 2013 Stock Incentive Plan;

•                  Registration Statement No. 333-207568, filed on October 23, 2015, registering the offer and sale of 700,000 Shares issuable pursuant to The KEYW Holding Corporation 2013 Stock Incentive Plan; and

•                  Registration Statement No. 333-230412, filed on March 20, 2019, registering the offer and sale of 1,480,000 Shares issuable pursuant to The KEYW Holding Corporation 2013 Stock Incentive Plan;

in each case, plus such indeterminate number of Shares as may be issued to prevent dilution resulting from stock splits, dividends or similar transactions in accordance with Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), and the terms of the applicable Registrant plan.

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On April 21, 2019, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Jacobs Engineering Group, Inc., a Delaware corporation (“Parent”), and Atom Acquisition Sub, Inc., a Maryland corporation and a wholly-owned indirect subsidiary of Parent (“Merger Sub” or “Purchaser”).

Pursuant to the Merger Agreement, Purchaser commenced a tender offer (the “Offer”) on May 13, 2019 to acquire all of the Registrant’s outstanding Shares for $11.25 per Share, net to the seller in cash, without interest thereon (the “Offer Price”) and less any applicable withholding taxes. The Offer expired at one minute after 11:59 p.m., New York City time, on June 11, 2019 (the “Expiration Time”) and all conditions were satisfied. Broadridge Corporate Issuer Solutions, Inc., in its capacity as depositary and paying agent for the Offer, advised the Registrant and Purchaser that, as of the Expiration Time, 80.1% of the outstanding Shares were validly tendered and not properly withdrawn pursuant to the Offer. On June 12, 2019, Purchaser accepted for purchase and payment all such Shares validly tendered and not properly withdrawn pursuant to the Offer prior to the Expiration Time and made payment for such Shares.

On June 12, 2019, as a result of its acceptance of, and payment for, the Shares tendered in the Offer, Merger Sub acquired a sufficient number of Shares to complete the merger of Merger Sub with and into the Registrant (the “Merger”) without a vote of the stockholders of the Registrant in accordance with Section 3-106.1 of the General Corporation Law of the State of Maryland (“MGCL”). Accordingly, following the consummation of the Offer, Parent and Merger Sub effected the Merger pursuant to Section 3-106.1 of the MGCL with the Registrant continuing as the surviving corporation in the Merger and thereby becoming a wholly-owned indirect subsidiary of Parent.

The Merger became effective on June 12, 2019 following the filing of the Articles of Merger with the State Department of Assessments and Taxation of the State of Maryland (the “Effective Time”). At the Effective Time, among other things, each Share (other than Shares owned by (i) the Registrant or (ii) Parent, Merger Sub or any of their respective wholly-owned subsidiaries) was automatically canceled and converted into the right to receive an amount in cash equal to the Offer Price.

In addition, on June 12, 2019, The Nasdaq Stock Market LLC filed a Form 25 to delist the Shares. The Registrant intends to file a Form 15 to terminate registration under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and its duty to file reports under Sections 13 and 15(d) of the Exchange Act.

As a result of the Merger, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statements. Accordingly, the Registrant hereby terminates the effectiveness of each Registration Statement and, in accordance with an undertaking made by the Registrant in Part II of each Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Registrant registered but unsold under the Registration Statements as of the Effective Time.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused the Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Hanover, Maryland on June 12, 2019.

THE KEYW HOLDING CORPORATION

By:	/s/ Philip Luci, Jr.
Name: Philip Luci, Jr.
Title: Executive Vice President & General Counsel

No other person is required to sign the Post-Effective Amendments in reliance upon Rule 478 under the Securities Act.

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